UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2014

Owens Corning

(Exact name of registrant as specified in its charter)

Commission File Number: 1-33100

Delaware	43-2109021
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One Owens Corning Parkway

Toledo, OH 43659

(Address of principal executive offices, including zip code)

419-248-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 4, 2014 the Board of Directors (the “Board”) of Owens Corning (the “Company”) took the following actions effective immediately: (a) increased the size of the Board by two members; and (b) elected Ms. Maryann T. Seaman and Mr. Cesar Conde as directors to fill the vacancies created by the increase in the size of the Board. Ms. Seaman and Mr. Conde will serve in Class II for a term expiring at the Company’s Annual Meeting of Stockholders in 2017. Ms. Seaman will serve on the Audit Committee and the Governance and Nominating Committee of the Board. Mr. Conde will serve on the Compensation Committee and Finance Committee of the Board.

There are no arrangements or understandings between Ms. Seaman or Mr. Conde and any other person pursuant to which either Ms. Seaman or Mr. Conde was elected as a director. For their service as non-management directors, Ms. Seaman and Mr. Conde will participate in the standard director compensation arrangements currently in effect for non-management directors. There are no related person transactions involving Ms. Seaman or Mr. Conde that are reportable under Item 404(a) of Regulation S-K.

The Company also issued the attached news release regarding the election of Ms. Seaman and Mr. Conde to the Board.

Item 9.01. Financial Statements and Exhibits.

Exhibit 99.1    News Release, dated August 6, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Owens Corning

Date: August 6, 2014	By:	/s/ John W. Christy
John W. Christy
Senior Vice President, General Counsel and Secretary